EXHIBIT 99.1

RealPage Chairman and Chief Executive Officer Adopts Rule 10b5-1 Trading Plan

CARROLLTON, Texas, June 14, 2012 (GLOBE NEWSWIRE) — RealPage, Inc. (Nasdaq:RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced that Steve Winn, Chairman and CEO of RealPage, and his affiliates adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities and Exchange Act of 1934 and RealPage’s policies regarding stock transactions. Mr. Winn and his affiliates adopted a pre-arranged stock trading plan on May 20, 2011, which will expire August 17, 2012, prior to any sales under the new plan.

This plan was adopted to enable Mr. Winn and his affiliates to sell a portion of their RealPage stock over time as part of Mr. Winn’s long-term strategy for asset diversification and liquidity. The transactions under the plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of plan, Mr. Winn can gradually diversify his investment portfolio, spreading stock trades out over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the plan helps avoid concerns as to whether Mr. Winn or his affiliates had material, non-public information when a decision is made to sell stock.

Mr. Winn and his affiliates currently hold 27,215,754 shares of common stock, which represents approximately 37% of RealPage’s outstanding capital stock. Mr. Winn and his affiliates intend to sell approximately 1,306,356 shares under their Rule 10b5-1 trading plan over 13 months as part of a diversification plan. If all sales under this trading plan are transacted, Mr. Winn and his affiliates will retain approximately 95.2% of their current holdings of RealPage stock.

About RealPage

Located in Carrollton, Texas, a suburb of Dallas, RealPage provides on demand (also referred to as “Software-as-a-Service” or “SaaS”) products and services to apartment communities and single family rentals across the United States. Its on demand product lines include OneSite® property management systems that automate the leasing, renting, management, and accounting of conventional, affordable, tax credit, student living, senior living and military housing properties; LeaseStar™ multichannel managed marketing that enables owners to originate, syndicate, manage and capture leads more effectively and at less overall cost; YieldStar® asset optimization systems that enable owners and managers to optimize rents to achieve the overall highest yield, or combination of rent and occupancy, at each property; Velocity™ billing and utility management services that increase collections and reduce delinquencies; LeasingDesk® risk mitigation systems that are designed to reduce a community’s exposure to risk and liability; OpsTechnology® spend management systems that help owners manage and control operating expenses; and Compliance Depot™ vendor management and qualification services to assist a community in managing its compliance vendor program. Supporting this family of SaaS products is a suite of shared cloud services including electronic payments, document management, decision support and learning. RealPage’s MyNewPlace® subsidiary is one of the largest lead generation apartment and home rental websites, offering apartment owners and managers qualified, prospective residents through subscription, pay-per-lead and LeaseMatch pay-per-lease programs. Through its Propertyware subsidiary, RealPage also provides software and services to single-family rentals and low density, centrally-managed multifamily housing. For more information, call 1-87-REALPAGE or visit www.realpage.com.

CONTACT: For investor inquiries, contact:

Rhett Butler, 972-820-3773

Email: rhett.butler@realpage.com